FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response.......0.5  |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Weiss Murray
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   (Last)            (First)            (Middle)

   Worldwide Entertainment & Sports
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                     (Street)

   1330 Avenue of the Americas
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   (City)               (State)         (Zip)

   New York NY 10019
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2. Issuer Name and Ticker or Trading Symbol

   Worldwide Entertainment & Sports (Nasdaq:WWES)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   September 2000

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5. Amount of Securities Beneficially Owned at End of Month

   10,000

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)


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   Executive Vice President
   Member of 13D Group
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock            9/26/00       P               10,000    A          $0.69    10,000           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7-96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                                                               Ownership
                                                                           Title and                           Form of
                                          Number of     Date Exer-         Amount of                           Deriv-
                                          Derivative    cisable and        Underlying              Number of   ative
                                          Securities    Expiration         Securities      Price   Derivative  Securi-
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  ties
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Benefi-
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      cially    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Owned at  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      End of    Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       Month     Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4) (Instr. 4) (Instr. 4)
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Explanation of Responses: See Schedule A attached hereto and made a part hereof.

              /s/ Murray Weiss                                  9/29/00
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              ** Signature of Reporting Person                    Date

Reminder:

Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.